Exhibit 10.15

Ludwig Enterprises, Inc.

September 6, 2023

Luke Fannon

Individually and for

The Fannon Group

Delray Beach, Florida

Re: Termination of Consultinq Aqreement

Dear Luke:

This letter is to confirm our oral agreement to terminate, effective immediately, the Consulting Agreement dated April 1, 2023, between our companies. We agreed that the termination of the Consulting Agreement would be appropriate, in light of our company's recent changes to executive management.

As we further agreed, all sums due and owing as of the date of this letter would be honored by us and that your company would continue to abide by the terms of Sections 4 and 5 of the Consulting Agreement.

It is mutually agreed the total amount due and owing is 210,000 shares of Ludwig Enterprises, Inc. (OTC:LUDG) common restricted stock. Shares will be ordered from the transfer agent in book form within 72 hours of execution.

If you are in agreement, please sign below and return a signed copy to me.

Thank you very much for your service to our company.

Sincerely,

Ludwig Enterprises, Inc.

Anne Blackstone

Agreed to by:

The Fannon Group

Luke Fannon

By:

Luke Fannon 7